Exhibit 21.1

SUBSIDIARIES OF

LEAP THERAPEUTICS, INC.

Subsidiary	Jurisdiction of Incorporation/Organization

GITR, Inc.	Delaware
HealthCare Pharmaceuticals Pty Ltd.	Australia
M-CO Merger Sub Ltd.	Israel